Exhibit 10.1

SHARE PURCHASE AGREEMENT

Between

Mr. Yves Guillemain d’Echon

Mr. Jean-Christophe Bodin

Mrs. Catherine Guillemain d’Echon

Mr. Florent Guillemain d’Echon

Mr. Alban Guillemain d’Echon

Mr. Tristan Guillemain d’Echon

Mr. Jean Guillemain d’Echon

Mrs. Katia Bodin

Miss. Fabienne Gairin

Miss. Isabelle Viroulet

Miss. Aurélie Blanchard

Mr. Didier Pinget

Mr. Eric Tourraud

Mr. Philippe Maréchal

(The Sellers)

and

Conceptus Inc.

(The Buyer)

January 7, 2008

TABLE OF CONTENTS

1.	DEFINITIONS	4

2.	SALE AND PURCHASE OF THE SHARES	7

3.	PURCHASE PRICE AND PAYMENT OF THE PURCHASE PRICE	7

4.	CONDITIONS PRECEDENT	11

5.	REPRESENTATIONS AND WARRANTIES OF THE MANAGERS	11

6.	INDEMNIFICATION	13

7.	POST TRANSFER OF THE SHARES - COVENANTS OF THE PARTIES	15

8.	NOTICES	16

9.	MISCELLANEOUS	17

SHARE PURCHASE AGREEMENT

This share purchase agreement is entered into on January 7, 2008,

BETWEEN:

1.                                           Conceptus Inc. a company organized under the laws of the State of Delaware, the registered office of which is at 331 E. Evelyn Ave. Mountain View, CA 94041, United States of America, represented by Mr. Gregory E. Lichtwardt in his capacity of Executive Vice President, Chief Financial Officer and Treasurer, duly authorized for the purpose hereof,

(hereinafter referred to as the “Buyer” or the “Beneficiary”),

On the one hand,

AND:

2.	Mr. Yves Guillemain d’Echon, born on July 30, 1956, at Nevers, France, French citizen, living at 3, rue Jacques Lemercier 78000 Versailles, married under the communauté réduite aux acquêts regime,

3.	Mr. Jean-Christophe Bodin, born on February 25, 1957, at Neuilly sur Seine, French citizen, living at 3, rue Charles Gounod 94440 Santeny, married under the séparation des biens regime,

(the parties 2 and 3 acting jointly and severally and are hereinafter referred to as the “Managers”),

4.

Mrs. Catherine Guillemain d’Echon, née Johanet, born on June 22, 1958, at Donzy, French citizen, living at 3, rue Jacques Lemercier 78000 Versailles, married under the communauté réduite aux acquêts regime,

5.	Mr. Florent Guillemain d’Echon, born on February 28, 1982, at Ouliins, France, French citizen, living at 12, rue Armangaud 92210 Saint Cloud, single,

6.	Mr. Alban Guillemain d’Echon, born on August 5, 1983, at Lyon, France, French citizen, living at 3, rue Jacques Lemercier 78000 Versailles, single,

7.	Mr. Tristan Guillemain d’Echon, born on August 15, 1985, at Cosnes-Cours sur Loire, France, French citizen, living at 3, rue Jacques Lemercier 78000 Versailles, single,

8.	Mr. Jean Guillemain d’Echon, born on September 10, 1979, at Clermont Ferrand, France, French citizen, living at Le Canada 565 chemin du petit Poujeau 33290 Le Pian Medoc, single,

9.	Mrs. Katia Bodin, née Agostini, born on August 30, 1966, at Metz, France, French citizen, living at 3, rue Charles Gounod 94440 Santeny, married under the séparation des biens regime,

10.

Mrs. Fabienne Gairin, born on September 20, 1957, at Lorient, France, French citizen, living at Le Clos de la Chaine 9 rue Charles d’Orléans 78370 Plaisir, married under the séparation de biens regime,

11.	Miss. Isabelle Viroulet, born on July 7, 1973, at Saint Ouen, France, French citizen, living at 191 rue de Lourmel 75015 Paris, single,

12.	Miss. Aurélie Blanchard, born on July 4, 1982, at Agen, France, French citizen, living at 60 rue Albert Sarraut 78000 Versailles, single,

13.	Mr. Didier Pinget, born on November 28, 1961, at Sainte Foy les Lyon, French citizen, living at 9 Boulevard des Brotteaux 69006 Lyon, married under the séparation des biens regime,

14.	Mr. Eric Tourraud, born on June 5, 1954, at Paris, France, French citizen, living at 12 rue des Troubadours 66350 Toulouges, pacsé under the separation des biens regime,

15.	Mr. Philippe Maréchal, born on April 23, 1962, at Juvisy, French citizen, living at 12, avenue de Verdun 78170 La Celle Saint Cloud, married under the séparation des biens regime,

(the parties 2 to 15 are acting jointly and severally and are hereinafter referred to as the “Sellers” or the “Grantors”),

The Buyer/Beneficiary and the Sellers/Grantors are hereinafter referred to individually as a “Party” and collectively as the “Parties”.

RECITALS:

(A)	The Buyer, a NASDAQ-listed Delaware company, owns the intellectual property rights related to a pregnancy control device called ESSURE (“Essure”).

(B)

Conceptus SAS is a société par actions simplifiée organized under the laws of France, the registered office of which is at 7/9 rue du Maréchal Foch, registered with the Commercial and Companies Register under the number 440 204 964 R.C.S. Versailles (the “Company”).

(C)	The Company is engaged in. the business of the distribution of Essure products.

(D)	The Company has a share capital of €50,616 divided into 66,600 identical shares with a nominal value of €0.76 each (the “Shares”), apportioned as set forth, in Schedule 1 hereto.

(E)

The Parties have entered into a Share Purchase and Call Option Agreement dated January 17, 2004, as amended by three amendments respectively dated February 27, 2007 (the “First Amendment”) and October 31, 2007 (the “Second Amendment”, and together with the First Amendment the “Amendments”), pursuant to which the Sellers acquired on January 17, 2004 100% of the shares capital and voting rights of the Company from the Buyer. The Share Purchase and Call Option Agreement dated January 17, 2004, as amended by the Amendments, is herein referred to as the “2004 Agreement”.

(F)

The 2004 Agreement granted the Buyer an option to purchase the issued and outstanding shares of the Company during specified periods for the purchase price specified in the 2004 Agreement (the “Call Option”).

(G)	The Buyer has exercised the Call Option and wishes to acquire all the outstanding Shares on January 7, 2008. For such purposes, the Buyer and the Sellers have entered into this share and purchase agreement (this “Agreement”) defining the terms and conditions under which the Shares are sold by the Sellers to the Buyer. This Agreement replaces the 2004 Agreement.

NOW, THEREFORE, the Parties agree as follows:

1.                               DEFINITIONS

For the purpose of this Agreement:

2004 Agreement	shall have the meaning set forth in paragraph E of the recitals of this Agreement.

Accounting Principles	shall mean the accounting principles applied by the Company in accordance with French GAAP.

Agreement	shall mean this share purchase agreement including its recitals and the Schedules.

2007 Financial Statements	shall have the meaning set forth in Article 5.5.

Beneficiary	shall have the meaning set forth at the beginning of this Agreement.

Business Day	shall mean any day other than Saturday, Sunday, a legal holiday or a day on which banking institutions in Paris, France are closed.

Buyer	shall have the meaning set forth at the beginning of this Agreement.

Call Option	shall have the meaning set forth in paragraph F of the recitals of this Agreement.

Change in Control

means a transaction pursuant to which an entity becomes the beneficial owner of securities of the Beneficiary representing 50.1% or more of the total voting power represented by the Beneficiary’s then outstanding voting securities.

Claim	shall have the meaning set forth in Article 6.3.

Claim Notice	shall have the meaning set forth in Article 6.3.

Clawback Amount	shall have the meaning set forth in Article 3.1.2.

Closing Accounts	shall have the meaning set forth in Article 3.1.4.

Closing Date	shall have the meaning set forth in Article 3.2.

Company	shall have the meaning set forth in paragraph B of the recitals of this Agreement.

Disclosure Schedule	shall mean the disclosure schedule attached as Annexe 4.

Distribution Agreement	means the Distribution Agreement which was attached as Schedule 4.1 to the 2004 Agreement, as amended by the Distribution

Agreement Amendment, and as further amended from time to time after the date hereof.

Earn-Out	shall have the meaning set forth in Article 3.1.5.

Escrow Agent

shall mean Banque Nuger, a société anonyme organized under the laws of France, the registered office of which is at 7 Place Michel de I’Hospital, 63000 Clermont Ferrand, registered with the Commercial and Companies Register under the number 855 201 463 R.C.S. Clermont Ferrand

Escrow Agreement	shall have the meaning set forth in Article 6.7.

Escrow Funds	shall have the meaning set forth in Article 6.7.

Escrow Period	shall have the meaning set forth in Article 6.7.

Essure	shall have the meaning set forth in paragraph A of the recitals of this Agreement.

Estimated Purchase Price	shall have the meaning set forth in Article 3.1.3.

Fiscal Year	shall mean the fiscal year of the Company commencing on January 1 and ending on December 31 of each year.

Governmental Authority

shall mean the United States, the European Union and any of its member states or any political subdivision thereof, any other nation, state, province, municipality or other jurisdiction of any nature, any entity or body exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government and any governmental or judicial tribunal of competent jurisdiction.

Grantors	shall mean the individuals listed at the beginning of this Agreement.

Indemnified Parties	shall have the meaning set forth in Article 6.1.

Law	shall mean any law, statute, rule, regulation, ordinance, directive, order or decree of any Governmental Authority.

Lien

shall mean any security interest, mortgage, lien, pledge, charge, or other form of security interest, encumbrance, “servitude” or restriction on use, voting or transfer or, generally, any third party right, that has the purpose or the effect of restricting the ownership of any asset or security.

Loss	shall have the meaning set forth in Article 6.1.

Managers	shall have the meaning set forth at the beginning of this Agreement.

Material Adversely Affects

when used with respect to any event, circumstance, condition, fact, effect, or other matter, shall mean that such event, circumstance, condition, fact, effect, or other matter, has or is reasonably likely to have a material adverse effect on the business, assets, condition

(financial or otherwise), prospects, results or operations of the Company.

Notice	shall have the meaning set forth in Article 8.

Notice of Non-Acceptance	shall have the meaning set forth in Article 3.1.4.

Ordinary Course of Business	shall mean the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

Parties	shall have the meaning set forth at the beginning of this Agreement.

Person

shall mean any individual or any corporation, association, partnership, joint venture, limited liability, joint stock or other company, business trust, trust, organization, business or government or any governmental agency or political subdivision thereof.

Purchase Price	shall have the meaning set forth in Article 3.

Sales Revenue for Conceptus Products	shall mean the revenue resulting from the sales of Conceptus Inc. products.

Schedule(s)	shall mean the schedule(s) attached hereto.

Sellers	shall have the meaning set forth at the beginning of this Agreement.

Shares	shall have the meaning set forth in paragraph D of the recitals of this Agreement.

Subsidiary	shall mean in relation to any specified Person any company or other entity in which such Person owns directly or indirectly more than fifty percent (50%) of the capital stock or voting rights.

Tax or Taxes

shall mean all direct or indirect taxes, charges, imposts, fees, duties, levies or other assessments or governmental charges of any kind, and any charge in the nature of taxation, whether payable directly or by withholding (wherever imposed), including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, withholding, payroll, employment, social security (including any health, unemployment, housing, family allowances, pension or retirement contributions or similar payroll-related charges, taxes or assessments), excise, severance, property, local (including taxe professionnelle) or other taxes, duties, fees, assessments or charges of any kind whatsoever, including any interest thereon, and penalties, fines or additional amounts in relation, or attributable, thereto, and any payment made in or in relation thereto, imposed by any Governmental Authority.

Tax Return

shall mean any return, report, information return, statement, declaration or other document (including any related or supporting information) filed or required to be filed with any Governmental Authority in connection with any determination, assessment or collection of any Tax or other administration of any Laws, regulations or administrative requirements.

Territory	shall have the meaning set forth in the Distribution Agreement.

Transfer of the Shares	shall have the meaning set forth in Article 2(a).

Unitary Reimbursement Rate	shall have the meaning set forth in Article 3.1.2

VAT	shall have the meaning set forth in Article 3.1.2.

2.                                      SALE AND PURCHASE OF THE SHARES

(a)                            According to the terms and subject to the conditions of this Agreement, the Buyer shall purchase from each of the Sellers, and each of the Sellers shall sell to the Buyer, in the proportions set forth in Annexe 1, on the Closing Date, all of his/her Shares, free and clear of any Liens, for the Purchase Price specified in Article 3 (the “Transfer of the Shares”).

(b)                            As of the Closing Date, the Buyer shall have the full ownership of the Shares together with all the rights attached thereto, including the right to all dividends declared and paid on and after the Closing Date, with respect to the Shares.

(c)                             The Buyer shall not be obligated to complete the purchase of any of the Shares unless the transfer of all of the Shares is completed simultaneously.

3.                                 PURCHASE PRICE AND PAYMENT OF THE PURCHASE PRICE

3.1                           PURCHASE PRICE

3.1.1                Amount of the Purchase Price

(a)        The sale of the Shares shall be made at a price (the “Purchase Price”) equal to:

(i)        1.46 times the Company’s Sales Revenue for Conceptus Products for the Fiscal Year 2007 (“2007 Sales Revenues”),

(ii)       plus, the Earn-Out, which shall be calculated as set forth in Article 3.1.5 below and,

(iii)      less, if and to the extent applicable, the Clawback Amount, as defined in Article 3.1.2 below.

3.1.2                Clawback

(a)                             The Purchase Price was calculated on the assumption that the amount to be reimbursed by the French social security for each pregnancy control device called Essure (the “Unitary Reimbursement Rate”) is €700, value added tax (“VAT”) included (i.e., $663.51 VAT not included). If at any time before the earlier of (i) January 7, 2009 or (ii) the publication of the notice mentioned in paragraph (c) below, the Unitary Reimbursement Rate becomes lower than €628 VAT excluded (i.e., €662.54 VAT included), then the Purchase Price shall be reduced by an amount calculated as follows (the “Clawback Amount”):

(i)           in the event the Unitary Reimbursement Rate would be equal or above €628 VAT excluded (i.e., €662.54 VAT included), then the Clawback Amount shall be nil;

(ii)          in the event the Unitary Reimbursement Rate would be equal to or above €620 VAT excluded (i.e., €654.10 VAT included) and lower than €628 VAT excluded (i.e., €662.54 VAT included), then the Clawback Amount shall be equal to nine hundred thousand euros (€900,000);

(iii)        in the event the Unitary Reimbursement Rate would be equal or above €610 VAT excluded (i.e., €643.55 VAT included) and lower than €620 VAT excluded (i.e., €654.10 VAT included), then the Clawback Amount shall be equal to one million one hundred thousand euros (€1,100,000);

(iv)        in the event the Unitary Reimbursement Rate would be equal or above €600 VAT excluded (i.e., €633 VAT included) and lower than €610 VAT excluded (i.e., €643.55 VAT included), then the Clawback Amount shall be equal to one million three hundred thousand euros (€1,300,000);

(v)         in the event the Unitary Reimbursement Rate would be lower than €600 VAT excluded (i.e., €633 VAT included), then the Clawback Amount shall be equal to one million five hundred thousand euros (€1,500,000).

(b)                            The Clawback shall become due and payable by the Sellers to the Buyer upon the occurrence of any of the events mentioned in paragraph (i) to (v) above.

(c)                             The provision of this Article 3.1.2 shall terminate upon the publication in the French Official Journal (Journal Officiel de la République Francaise) of a notice (Avis) confirming that the Unitary Reimbursement Rate is equal to or higher than €628 VAT excluded (i.e., €662.54 VAT included).

3.1.3     Closing Payment

(a)                             For the purposes of determining the payment to be made to the Sellers at the Closing Date, the Parties have agreed to calculate an estimated Purchase Price (the “Estimated Purchase Price”), using an estimate of the 2007 Company’s Sales Revenues for Conceptus Products that has been prepared in good faith by the Sellers (the “Estimated 2007 Sales Revenues”):

(i)                                based on the information provided by the Sellers about the Company’ Sales Revenues for Conceptus Products during fiscal year 2007, the Parties agree that the Estimated 2007 Sales Revenues, shall be € 10,379,476 VAT not included.

(ii)                             the estimated amount of the Estimated Purchase Price shall therefore be equal to €15,154,034.96.

(b)                             On the Closing Date, the Buyer shall instruct its bank to wire the Estimated Purchase Price for an amount equal to €15,154,034.96, to the Escrow Account. Subject to receipt on the Escrow Account of the Estimated Purchase Price, this payment shall fully release the Buyer with respect to the payment of the Estimated Purchase Price to the Sellers and shall have no further liability to the Sellers with respect to the allocation of the Estimated Purchase Price among the Sellers.

(c)                              On the Closing Date, the Parties shall instruct the Escrow Agent to pay an amount equal to €13,487,091.11 to the Sellers on the accounts which shall be notified by the Sellers’ and Managers’ Agent to the Escrow Agent on the Closing Date, in the proportions set forth in Annexe 1.

3.1.4                Purchase Price Adjustment and Post Closing Payment

(a)                            Within twenty (20) Business Days after the Closing Date, the Managers shall draw up the balance sheet and profit and loss accounts for fiscal year 2007 (together with the notes attached thereto) of the Company as of December 31, 2007 (the “Closing Accounts”), which shall be audited by PriceWaterHouseCoopers Audit, acting as statutory auditors of the Company. The Managers shall provide a draft of the Closing Accounts to the Buyer together with the proposed amount of the final Purchase Price, of the Earn-Out (as calculated in conformity with Article 3.1.5) and the general report of the statutory auditors of the Company.

The Buyer shall notify to the Sellers’ and Managers’ Agent within thirty (30) days of receipt of the draft Closing Accounts (together with the general report of the statutory auditors of the Company) whether or not it agrees on the draft Closing Accounts prepared by the Sellers and on the calculation of the Purchase Price made by the Sellers. If the Buyer notifies the Sellers’ and Managers’ Agent its disagreement on the draft Closing Accounts and/or on the calculation of the Purchase Price and/or the calculation of the Earn-Out (the “Notice of Non-Acceptance”), then the Purchase Price shall be calculated by the Expert as set out in Annexe 3.

(b)                            Upon final determination of the Purchase Price, either by the Parties, or by the Expert, then:

(i)                               if the Purchase Price exceeds the Estimated Purchase Price, then the Buyer shall pay (aa) to the Sellers an additional amount equal to 89% of such difference and (bb) to the Escrow Agent 11% of such difference; or

(ii)                             if the Purchase Price is less than the Estimated Purchase Price, then the Sellers shall pay to the Buyer an amount equal to such difference, it being specified that 11% of the Purchase Price Adjustment shall be first paid out of the Escrow Account, and for the remaining amount (if any) by the Sellers’ Agent on behalf of the Sellers.

(c)                             The adjustment defined in paragraph (b) (the “Purchase Price Adjustment”) above shall be paid as follows:

(i)                                if to the Sellers, to such bank account(s) as shall have been notified by the Sellers’ Agent to the Buyer no later than three (3) Business Days in advance, it being specified that in paying the corresponding amount(s) pursuant to the instructions given by the Sellers’ and Managers’ Agent, the Buyer shall have satisfied its obligations relating to the payment of the Purchase Price Adjustment and shall have no further liability to the Sellers in that respect.

(ii)                              if to the Buyer, to such bank account(s) as shall have been notified by the Buyer to the Sellers’ Agent no later than three (3) Business Days in advance.

The allocation among the Sellers of the Purchase Price Adjustment shall be made in accordance with the allocation of the Estimated Purchase Price set out in Article 3.1.3(c).

(d)                            For the avoidance of doubt, for the purposes of calculating the Purchase Price, the Parties agree that in order to determine the amount of the Sales Revenue for Conceptus Products and/or the Sales Revenue for Non-Conceptus Products, only the products sold under normal terms and conditions in accordance with market or past practices will be taken into account.

3.1.5                Earn-Out

(a)                            As an additional consideration for the Shares, the Buyer agrees to pay the Sellers, subject to the terms and conditions of this Article 3.1.5, an amount (the “Earn Out”) which shall be equal to:

(i)                                the profits made by the Company during the period beginning on January 1, 2007 and ending on December 31, 2007, which profits shall be calculated in conformity with article L. 232-12 of the French Commercial Code, taking into account, in the Ordinary Course of Business, (i) allowances for the necessary depreciation and provisions (constitution des amortissements et provisions) and (ii) amounts to be allocated to the statutory reserves (réserves légales) or to any other reserve set forth by the by-laws of the Company (réserves statutaires), provided however that the existing retained profits (report à nouveau bénéficiaire) or loss carry-forward (pertes antérieures) shall not be taken into account for the purposes of calculating the Earn Out.

(it)                            less any dividends distributed by the Company after January 1, 2007, other than the distribution approved by the general meeting of the shareholders of the Company held on April 12, 2007 for an amount of € 1,068,264 and pertaining to the profits for fiscal year 2006.

(b)                            For the avoidance of doubt, the Earn Out will not include any profits made before January 1, 2007 and in the interim period between December 31, 2007 and the Closing Date.

(c)                             The Earn Out shall be calculated using the Closing Accounts, as finally determined pursuant to Article 3.1.4.

(d)                            Within ten (10) days after final determination of the Closing Accounts and final calculation of the Earn Out, either by mutual consent of the Buyer and the Sellers or by the Expert, as set forth in Article 3.1.4, the Earn Out will be paid to the Sellers by check or bank transfer. The Earn Out shall be paid to the Sellers prorata the number of Shares sold by each of them.

3.2      TRANSFER – OWNERSHIP

(a)                            On January 7, 2008 (the “Closing Date”), all of the actions required for Closing, including the actions listed below shall be carried out by the relevant Parties.

(b)                            The Sellers shall deliver, or ensure delivery of, to the Buyer:

(i)           share transfer forms (ordres de mouvement) in favor of the Buyer with respect to each Seller of the number of Shares set forth in the front of the name such Seller in Annexe 1, duly executed by each Seller;

(ii)          evidence that the transfer of all Shares in favor of the Buyer has been recorded on the Closing Date in the share transfer books (registre des mouvements de litres) and in the shareholders’ individual accounts (comptes d’actionnaires) of the Company;

(iii)         tax transfer forms (formulaires cerfa n°2759 DGI) with respect to the transfer by each Seller of its Allocable Portion of the Acquired Securities, duly executed by each Seller;

(iv)        up-to-date originals of the share transfer books (registre des mouvements de litres) and the shareholders’ individual accounts (comptes d’actionnaires), together with the minute books for the shareholders’ meetings (registre des procés-verbaux des assemblées générales).

(c)                             The Buyer shall deliver, or ensure delivery of, to the Sellers:

(i)                                copies of the irrevocable bank transfers for amounts equal to the 100% of the Estimated Purchase Price, to the Escrow Agent (on the escrow account of the Sellers Parties, n°13489 02852 207638 713 00 at Banque Nuger).

(d)                            The Parties shall execute:

(i)                                the Escrow Agreement with the Escrow Agent, which shall contain a joint request for payment instructing the Escrow Agent to release 89% of the Estimated Purchase Price in the proportions set fort in Annexe 1, upon receipt by the Escrow Agent of the Estimated Purchase Price.

(e)                             The Parties expressly agree that the Buyer shall have the use and ownership of the Shares as from the Closing Date and that the Shares shall be transferred with the right to the dividend attached.

4.                                  CONDITIONS PRECEDENT

The Managers hereby represent and warrants that the conditions precedent set forth in the First Amendment (as listed in Annexe 2) are satisfied.

5.                                    REPRESENTATIONS AND WARRANTIES OF THE MANAGERS

The Managers represent and warrant to the Buyer that the statements contained in this Article 5 together with the Disclosure Schedule as are correct and complete as of the Closing Date.

5.1                          DUE DILIGENCE

All the information, agreements and any document whatsoever relating to the Company and its business, including all incurred and potential liabilities whatsoever, have been disclosed to the Buyer in the Due Diligence and are true, complete and accurate.

5.2                          INCORPORATION AND EXISTENCE

The Company is duly organized and validly existing.

5.3                          SHAREHOLDING

The Company does not have any Subsidiary.

The Company holds no direct or indirect shareholding in any company existing in law or in fact whatsoever, or in any legal or other entity, nor does the Company serve as a director in law or in fact in any companies or entities whatsoever. The Company has no outstanding or potential liability with respect to any of its former shareholding.

5.4                          CAPITALIZATION

The Sellers validly own all the Shares which represent all of the issued and outstanding share capital of the Company. The Shares are free from and clear of any Lien. There are no options, promises, subscription vouchers or other agreements or undertakings according to which any of the Companies is obliged or may be obliged to create any securities, shares, rights or other transferable securities.

Upon consummation of the transactions contemplated by this Agreement and execution, delivery by the Sellers to the Buyer of share transfer forms (ordres de mouvement) in respect of the Shares in the name of the Buyer and update of the share transfer register (registre des mouvements de litres) of the Company, the Buyer shall have a good title to the Shares and the direct and exclusive control of all dividends and voting rights of the Shares.

5.5                          ACCOUNTING AND FINANCIAL DOCUMENTS

The Managers have provided, on the Closing Date, the Buyer with copies of the Company’s financial statements for fiscal year ended on December 31, 2007 (balance sheet, profit and loss statement and notes on the accounts) (the “2007 Financial Statements”).

The 2007 Financial Statements (i) present fairly the financial position of the Company and the results of operations of the Companies as of the respective dates thereof and for the periods covered thereby; and (ii) were prepared in accordance with the Accounting Principles, applied on a consistent basis throughout the periods covered thereby.

5.6                          CONTRACTS

All agreements entered into by the Company are listed in the Disclosure Schedule. All such agreements have been entered into in the ordinary course of business.

The Transfer of the Shares shall not affect the rights and obligations of the Company vis-à-vis third parties and none of the agreements entered into by the Company shall be terminated or cause any indemnification, payment, penalty to be due as a result of the Transfer of the Shares except as disclosed in the Disclosure Schedule but except, for avoidance of doubt, the sub-distributor agreements which are required to not be solely and only affected by a Change of Control of the Company.

5.7                          LITIGATION

There are no administrative, judicial or arbitration proceedings (including inquiries, claims, complaints, assessments or inspection proceedings of any nature whatsoever) existing, pending or, to the best knowledge of the Managers, threatened by, against or between the Company and any other Person, whether the Company is a plaintiff or a defendant, for itself or on behalf of a Person for which it may be liable or a guarantor.

5.8                          ABSENCE OF CERTAIN CHANGES AND EVENTS

Since the last day of the period covered by the 2007 Financial Statements and up to the Closing Date the Company has been operated in the ordinary course of business consistent with past practice.

5.9                          COMPLETENESS OF REPRESENTATIONS AND WARRANTIES

The Sellers have not omitted to disclose to the Buyer any facts whatsoever that would be necessary in order for the Buyer not to be misled by the information contained herewith including the Disclosure Schedule or to purchase them for a substantially lower price. The Sellers have made all reasonable efforts to obtain from the Company the information of which they represent themselves as being aware of in the representations made herein, including the Disclosure Schedule.

Each of the warranties and representations herein contained is without prejudice to any other warranty, representation or undertaking and no clause contained herewith shall restrict or govern the extent or application of any clause.

There is no fact that Materially Adversely Affects the business, property, condition, results of operations or business prospects of the Company that has not been notified to the Buyer prior to the Closing Date.

The representations made herewith, the warranties granted, and the undertakings agreed to are valid, and shall remain valid, whatever the legal form the Company may acquire including the Disclosure Schedule.

6.                                   INDEMNIFICATION

6.1                          INDEMNIFICATION

Except as otherwise provided in this Article 6, from and after the Transfer of the Shares, the Sellers hereby agree to indemnify, defend and hold harmless the Buyer or, at the Buyer’s sole option, the Company (collectively, the “Indemnified Parties”) against and in respect of 100% of any reduction or shortfall in assets, or any increase or surplus in liabilities whatsoever, and of any prejudice, damage, loss, shortfall in earnings or costs that are suffered directly or indirectly by the Buyer or the Company (including penalties and legal costs), at the Closing Date or may exist in the future and were not expressly disclosed in this Agreement or the Disclosure Schedule or the Due Diligence Disclosure (“Loss” or “Losses”) resulting from or incident to:

(i)          any breach or inaccuracy of any representation or warranty made by the Managers or the Sellers in or pursuant to this Agreement or in any certificate or other document delivered in connection herewith and any misrepresentation made by the Sellers in connection with this Agreement or the transactions contemplated hereby;

(ii)          anything the Sellers were aware of or should under normal business conditions have been aware of that was not disclosed in the Due Diligence Disclosure;

(iii)     any events or circumstances having their origin prior to the Transfer of the Shares;

(iv)        any Taxes reassessment incurred by the Company based on any facts or events having arisen on or prior to the Transfer of the Shares, regardless of  whether such facts or events were disclosed on the Disclosure Schedule, but excluding any such reassessment resulting from the adjustment of the purchase price for Conceptus Products specified in the Distribution Agreement Amendment.

6.2                          LIMITATIONS AND EXCLUSIONS

(a)                            The Indemnified Parties shall not assert any claim for indemnification against the Sellers under this Article 6 until such time that the aggregate of all indemnifiable claims that the Indemnified Parties may have against the Sellers under Article 6 shall exceed €100,000 (one hundred thousand euros), it being specified that in the event this threshold is exceeded, the payment of the indemnity shall become due from the first euro. The amount of any claim for indemnification against the Sellers under this Article 8 will not exceed the Purchase Price paid.

(b)                            The Sellers indemnification obligations under the terms of Article 6 hereof shall be subject to the following conditions:

(i)                               no indemnification other than that due with respect to interest or penalties for late payment shall be due by the Sellers with respect to any Tax reassessments leading only to a transfer of income or expenses from one fiscal year to another, and that do not give rise to any additional Tax burden for the Company in comparison to that which they would bear in the absence of such reassessment as a result of, notably, (i) any variation in the applicable Tax rate, (ii) any increase in Tax liability, resulting interest charges or penalties for late payment, or (iii), any reassessments of Tax liability concerning the opening balance sheet of the first reassessable fiscal year (bilan d’ouverture du premier exercise non prescrit) pursuant to the principle that the opening balance sheet cannot be changed (intangibiliie du bilan d’ouverture):

(ii)                            notwithstanding the fact that a Loss may result from a breach or inaccuracy of more than one of the representations or warranties of this Agreement, the Sellers liability may only be sought once in respect of any given event or damage.

6.3                           CLAIMS

(a)          All claims sent by an Indemnified Party to the Sellers (“Claim”) shall be the subject of a written notification setting forth the reasons why the Sellers’ obligation to indemnify is being called into effect, and the amount of the Loss, if it can be determined (“Claim Notice”). Any such Claim Notice shall be sent to the Sellers not later than sixty (60) days after the Indemnified Party has become aware of the claimed breach allegedly giving rise to indemnification hereunder.

(b)          In the absence of objection by the Sellers to the Indemnified Party within thirty (30) days of receipt by it of a Claim Notice, the Sellers shall immediately pay to the Buyer an amount equal to the indemnifiable Losses set forth therein.

6.4         RELEASE

(a)         The Sellers may not be released from its obligation to indemnify by invoking any lack of awareness of the facts in question, or any knowledge that the Buyer has or may have of the facts giving rise to the implementation of the obligation to indemnify (e.g., as a result of any investigations made by the Buyer).

(b)         Approval by the shareholders’ meeting of the Companies’ accounts for the current fiscal year or any subsequent fiscal year shall not constitute, where applicable, a waver by any of the Indemnified Parties of any right to indemnification pursuant to Article 6.

6.5         PAYMENTS

Upon the final determination of the liability under this Article 6 either by mutual agreement or upon a final court judgement or arbitration award (“jugement definitif), the Sellers shall pay to the Indemnified Party within ten (10) days after such determination, the amount of the claim for indemnification made hereunder.

6.6         SURVIVAL OF REPRESENTATIONS, WARRANTIES AND INDEMNITY’

(a)          All representations and warranties of the Sellers shall survive and continue in full force and effect until the second anniversary of the Transfer of the Shares except for social and tax matters, for which the representations and warranties of the Sellers and the Sellers shall survive and continue in full force and effect until one month after the expiration of the applicable statutes of limitations.

(b)                             The termination of any such representation and warranty, however, shall not affect any claim for any breach of any representation or warranty if written notice thereof is given to the breaching Party within the period of time referred to in 6.3 before such termination date mentioned above.

6.7                           ESCROW AGREEMENT

Promptly after the Closing Date, the Buyer shall deposit 11% of the Purchase Price (in lieu of payment of such amount to the Sellers) with an escrow agent located (unless the Buyer agrees otherwise) in the United States (provided that the agent is an office of a French bank located in the United States) selected by the Buyer and reasonably acceptable to the Managers (the “Escrow Agent”), such deposit, together with any interest that may be earned thereon, shall constitute the escrow funds (the “Escrow Funds”). The Escrow Funds shall be held by the Escrow Agent and be available until the first anniversary of the Closing Date (the “Escrow Period”) (i) to compensate the Indemnified Parties for indemnifiable Losses arising from Claims submitted by the Buyer pursuant to this Article 6 or to guarantee the payment of the Purchase Price Adjustment and of the Clawback.

For such purposes, the Buyer and the Sellers have entered into, as of the date hereof, an escrow agreement with the Escrow Agent (the “Escrow Agreement”).

For clarity, the procedures specified in this Section 6.7 and the amount of the Escrow Funds do not constitute the Buyer’s exclusive remedy with respect to Claims or other liabilities arising from or related to this Agreement, and, subject to the limitations set forth in Section 6.2, the Buyer may seek all other remedies available at law or equity with respect to Claims or such other liabilities.

7.                                  POST TRANSFER OF THE SHARES - COVENANTS OF THE PARTIES

7.1                          TRANSITION

The Parties agree that, following the Transfer of the Shares, they shall jointly inform the customers with respect to the transfer of control of the Company. The Parties shall mutually agree on the format, content, place and date of such notices.

The Sellers shall not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Company from maintaining the same business relationships with the Company after the Transfer of the Shares as it maintained with the Company prior to the Transfer of the Shares. The Sellers will refer to the Buyer all customer inquiries received by the Sellers from and after the Transfer of the Shares relating to the business of the Company.

7.2                          NON-COMPETITION UNDERTAKING / NON SOLICITATION OF EMPLOYEES

(a)                            For three (3) years following the Transfer of the Shares, the Managers undertake and shall cause their respective, representatives and employees to undertake, (whether on their own account or for the account of any other Person), among other things, not to:

(i)                                   compete, directly or indirectly, either as principal, officer, director, agent, consultant, contractor, joint-venturer, employee, investor or anything else with the Company;

(ii)          contact, solicit or endeavor to solicit, approach or do business with, directly or indirectly, any Person who or which is at the date of the Transfer of the Shares and who or which shall have been at any time during the preceding year a client or customer of or in the habit of dealing or doing business with the Company, for selling or proposing products or services already proposed by the Company.

(b)                            For three (3) years following the date of the Transfer of the Shares, the Managers undertake and shall cause their respective, representatives and employees to undertake, (whether on their own account or for the account of any other Person), not to contact, solicit or endeavor to entice away from the Company or hire any person who was employed by it on the date of the Transfer of the Shares or at any time within a period of one year prior to that date, without the Buyer’s consent.

7.3                           SELLERS’ AND MANAGERS’ AGENT

For the purposes of this Agreement, the Sellers and the Managers hereby appoint Yves Guillemain d’Echon as their representative (the “Sellers’ and Managers’ Agent”), who, in their name and on their behalf, shall make all notices and communications, receive ail notices or make all declarations and make all payments which are to be made pursuant to this Agreement or as a consequence thereof or arising there from, to, or on behalf of, the Sellers and/or the Managers. In view of the mutual interest it represents for the Parties, such power of attorney is irrevocable. Any notification to the Sellers’ and Managers’ Agent shall thus be deemed to have been made to each of the Sellers and Managers.

Should Yves Guillemain d’Echon, hereby appointed, be unable to perform his duties to act as the Sellers’ and Managers’ Agent, for any reason whatsoever, the Sellers’ and Managers’ Agent will be appointed among the Sellers by the President of the Commercial Court of Paris ruling in summary form (“en référé”), such ruling not being challengeable in appeal.

7.4                           CONFIDENTIALITY

(a)                            The Sellers covenant and agree that they shall not disclose to any Person, orally or in writing, formally or informally, any information concerning the businesses and affairs of the Company that is not already generally available to the public.

(b)                            The restrictions imposed by this Article 7.4(a) shall apply as from the Transfer of the Shares Date and until its third anniversary,

8.                                 NOTICES

(a)                            Any notice, request, demand or other communication given with reference to this Agreement (a “Notice”) shall be delivered in English and (i) by hand (with written confirmation of receipt) to the persons listed hereinafter or (ii) by certified or registered mail, postage prepaid, acknowledgement of receipt requested or (iii) by overnight delivery service or (iii) by facsimile transmission with confirmation of receipt simultaneously addressed by certified mail.

(b)                            A Notice shall be deemed to have been received (i) if delivered by hand, on the day of such delivery or (ii) if delivered by certified or registered mail or overnight delivery service, on the day of such delivery or, should the addressee refuse the delivery or be absent on that date, on the day of first presentation of the Notice or (iii) if delivered by fax, on the day on which such fax was sent, provided that a copy is also sent by registered or certified mail sent no later than the first Business Day following the day the facsimile was sent.

8.2                               NOTICES SHALL BE SENT TO THE FOLLOWING ADDRESSES:

(a)                                 If to the Buyer, to:

Mr. Gregory E. Lichtwardt

Conceptus Inc.

331 E. Evelyn Ave..Mountain View

CA, 94041, United States of America

Phone: 650-962-4039

Fax: +1 650 691-4724

with a copy to:

Mr. Mark Siezckarek

Conceptus Inc.

331 E. Evelyn Ave., Mountain View

CA, 94041, United States of America

650-962-4051

Fax: +1 650 691-4737

(a)     If to the Sellers, to:

Mr. Yves Guillemain d’Echon

3, rue Jacques Lemercier

78000 Versailles

Fax: +33 (0)1 30 21 19 25

(b)     If to the Managers, to:

Mr. Yves Guillemain d’Echon

3, rue Jacques Lemercier

78000 Versailles

Fax: +33 (0)1 30 21 19 25

or to such other addresses as a Party may notify to the other Party in accordance with this Article 8, it being specified that any notification of a change of address shall become effective ten (10) days after notification of such change to the other Party.

9.                                 MISCELLANEOUS

9.1                          TAXES

The transfer Taxes resulting from the transfer of the Shares to the Buyer shall be borne by the Buyer. The Sellers and the Buyer shall take all necessary steps to fulfill any and all formalities relating thereto.

9.2                          OTHER COSTS AND EXPENSES

Each Party shall bear its own costs and expenses, including fees of legal and other counsels, incurred in connection with the preparation, execution and implementation of this Agreement and the transactions contemplated hereby.

9.3                          CALCULATION OF THE PERIODS OF TIME

For the calculation of a period of time, such period shall start the next following day after the day on which the event triggering such period of time has occurred. The expiry date shall be included in the period of time. If the expiry date is not a Business Day, the expiry date shall be postponed until the next Business Day.

9.4                          AMENDMENT

No terms of this Agreement may be altered, modified, amended, supplemented or terminated except by an instrument in writing duly signed by the Parties.

9.5                          ASSIGNMENT

None of the Parties may assign the benefit of any provision of this Agreement without the prior written consent of the other Party, to any Person, including to any subsequent purchaser of all or parts of the Shares or Shares or to a company that shall merge with the Party or to which the Party shall contribute all or substantially all of its assets or its business.

9.6                          SEVERABILITY

If any provision herein, or the application thereof to any circumstance of this Agreement, is held to be unenforceable, invalid or illegal by any court, arbitration tribunal, government agency or regulatory body of competent jurisdiction, (i) such provision shall be deemed deleted from this Agreement or not applicable to such circumstance, as the case may be, and the enforceability, validity and legality of the other provisions of this Agreement shall not be affected or impaired thereby and (ii) the Parties shall negotiate in good faith to agree on replacement terms that shall be enforceable, valid, legal, and consistent with the initial intent of the Parties.

9.7                          SINGLE AGREEMENT

This Agreement (including the Schedules and the Disclosure Schedule) supersedes all prior agreements, negotiations, drafts and understandings among the Parties hereto, including the 2004 Agreement.

9.8                          GOVERNING LAW - DISPUTES

This Agreement shall be exclusively governed by and construed in accordance with French law.

All disputes arising out of or in connection with this Agreement (including without limitation with respect to its signature, validity, performance, interpretation, termination and post-termination obligations hereof) shall be submitted to the exclusive jurisdiction of the Commercial Court of Paris.

Made on the January 7, 2008 in fifteen (15) original copies.

/s/ Gregory E. Lichtwardt
CONCEPTUS INC.
Gregory E. Lichtwardt
Executive Vice President, Chief Financial
Officer and Treasurer

/s/ Yves GUILLEMAIN D’ECHON	/s/ Jean-Christophe BODIN
Mr. Yves GUILLEMAIN D’ECHON	Mr. Jean-Christophe BODIN

/s/ Catherine GUILLEMAIN D’ECHON	/s/ Yves GUILLEMAIN D’ECHON
Mrs Catherine GUILLEMAIN D’ECHON	Mr. Florent GUILLEMAIN D’ECHON

/s/ Alban GUILLEMAIN D’ECHON	/s/ Yves GUILLEMAIN D’ECHON
Mr. Alban GUILLEMAIN D’ECHON	Mr. Tristan GUILLEMAIN D’ECHON

/s/ Jean GUILLEMAIN D’ECHON	/s/ Katia BODIN
Mr. Jean GUILLEMAIN D’ECHON	Mrs. Katia BODIN

/s/ Fabienne GAIRIN	/s/ Isabelle VIROULET
Miss. Fabienne GAIRIN	Miss Isabelle VIROULET

/s/ Aurélie BLANCHARD	/s/ Didier PINGET
Miss Aurélie BLANCHARD	Mr. Didier PINGET

/s/ Eric TOURRAUD	/s/ Philippe MARECHAL
Mr. Eric TOURRAUD	Mr. Philippe MARECHAL

ANNEXE 1

List of shareholders of the Company

	Number of Shares	Number of voting rights	Estimated Purchase Price	Amount to be released by the Escrow Agent upon receipt of the Estimated Purchase Price	Amount to be kept under escrow by the Escrow Agent under the Escrow Agreement
Mr. Yves Guillemain d’Echon	38,794	38,794	€8,827,111,60	€7,856,129,32	€970,982,28
Mr. Jean-Christophe Bodin	8,647	8,647	€1,967,521,63	€1,751,094.25	€216,427,38
Mrs. Catherine Guillemain d’Echon	1,081	1,081	€245,968,65	€218,912,10	€27,056,55
Mr. Florent Guillemain d’Echon	1,081	1,081	€2,459,686,56	€218,912,10	€27,056,55
Mr. Alban Guillemain d’Echon	1,081	1,081	€245,968,65	€218,912,10	€27,056,55
Mr. Tristan Guillemain d’Echon	1,081	1,081	€245,968,65	€218,912,10	€27,056,55
Mr. Jean Guillemam d’Echon	1,581	1,581	€359,737,68	€320,166,54	€39,571,14
Mrs. Katia Bodin	4,864	4,864	€1,106,745,14	€985,003,18	€121,741,96
Miss. FabienneGairin	2,378	2,378	€541,085,51	€481,566,10	€59,519,41
Miss. Isabelle Viroulet	1,621	1,621	€368,839,20	€328,266,89	€40,572,31
Miss. Aurelie Blanchard	108	108	€24,574,11	€21,870,96	€2,703,15
Mr. Didier Pinget	1,081	1,081	€245,968,65	€218,912,10	€27,056,55
Mr. Eric Tourraud	2,121	2,121	€482,608,23	€429,521,32	€53,086,91
Mr. Philippe Marechai	1,081	1,081	€245,968,65	€218,912,10	€27,056,55
Total	66,600	66,600	€15,154,034,96	€13,487,091,12	€1,666,943,84

ANNEXE 2

Conditions precedent

The Sellers confirm the satisfaction of all of the following conditions precedent at all times between the date of October 31, 2007 and the Closing Date:

2.

there is no event, circumstance, condition, fact, effect, or other matter (including any matters listed on the Disclosure Schedule) that would, alone or in combination with other matters, cause any of the representations and warranties set forth in Article 5 of the Agreement to be inaccurate or untrue;

3.	neither the Sellers nor the Company is in breach of the Agreement or the Distribution Agreement;

4.

the aggregate of (i) the Company’s liabilities and (ii) the profits made by the Company during the period beginning on January 1, 2007 and ending on the Transfer of the Shares Date, as determined in accordance with the Accounting Principles, (said aggregate amount being referred to as the “Company’s Adjusted Liabilities”) do not exceed the Company’s assets as determined in accordance with the Accounting Principles, and the Company’s Adjusted Liabilities would not exceed the Company’s assets as determined in accordance with the Accounting Principles immediately after the Transfer of the Shares Date;

5.	the Company has purchased from the Buyer (i) at least 17,500 units of Conceptus Products (meaning Essure kits containing two products) in calendar year 2007;

6.	the reimbursement rate for the Essure procedure éstablished by the French government is, together with the applicable value-added tax, equal to or greater than €628.90;

7.

no event, circumstance, condition, fact, effect, or other matter exists that, alone or in combination with other matters, Materially Adversely Affects the Company or that has or is reasonably likely to have a material adverse effect on the business, assets, condition (financial or otherwise), prospects, results or operations of the Buyer;

8.

the distribution agreements provided by the Company to the Buyer as of the Amendment Effective Date (“Distributor Agreements”) are: (i) complete and accurate copies of all of the Company’s agreements pursuant to which Conceptus Products are sold or distributed on behalf of the Company as of February 27, 2007; and (ii) in effect as of the Closing Date with prices for Conceptus Products and minimum purchase requirements equal to or greater than those contained in the Distributor Agreements as of February 27, 2007;

9.

except as approved by the Buyer in writing: (i) all distribution, reseller or similar agreements with respect to the sale or distribution of Conceptus Products entered into after February 27, 2007 (A) contain terms substantially similar to the Company’s form of distributor agreement provided by the Company to the Buyer prior to February 27, 2007, (B) do not have terms that extend beyond 2014, (C) specify that the price paid by the distributor for Conceptus Products is equal to or greater than €350, and (C) have minimum annual purchase requirements consistent with the minimum purchase requirements in other Company distributor agreements entered into in the Ordinary Course of Business; and (ii) all sales of Conceptus Products by Company pursuant to the Distributor Agreements, the agreements described in clause (i) above, or otherwise have been in the Ordinary Course of Business;

10.	the Company has been and is in compliance with all Laws;

11.

since February 27, 2007, there has been no change in Law that Materially Adversely Affects the distribution or sale of Conceptus Products in any country in the Territory, inctuding the provision of Conceptus Products to the Company by the Buyer;

12.

the Company has not granted or agreed to grant: (i) any compensation or other benefit that would become due at any time as a result of the Transfer of the Shares; or (ii) since February 27, 2007, increases in compensation payable to Company employees that would cause the aggregate compensation of Company employees to increase by more than 10% on an annual basis from the aggregate compensation amount of €792,311 measured from the time of February 27, 2007;

14.	Mr. Yves Guillemain d’Echon and Mr. Jean-Christophe Bodin are the Managers and are actively involved in the operation of the Company.

ANNEXE 3

Expertise procedure

1.

Should the Buyer disagree with the draft Closing Accounts prepared by the Managers, then the Buyer and the Sellers shall discuss in good faith the objections of the Buyer on those items of the draft Closing Accounts and/or the calculation of the Purchase Price and/or Earn Out on which they disagree (the “Disputed Items”) and shall use their reasonable endeavors to reach an agreement on such Disputed items, within ten (10) days of the Notice of Non-Acceptance (or any other date as the Buyer and the Sellers may agree in writing).

2.

If the Sellers and the Buyer do not reach an agreement on the draft Closing Accounts and/or the calculation of the Purchase Price and/or Earn Out within the period referred to in paragraph 1 above, then the Disputed Items (and only those) shall be referred, on the application of either the Buyer or the Sellers, for determination to an expert chosen by the Buyer and the Sellers (said expert or any successor thereof, the “Expert”). Failing an agreement among the Buyer and the Sellers on such designation within twenty (20) days of the Notice of Non Acceptance, any of them may request the President of the Commercial Court of Paris ruling under summary proceedings (statuant en référé) to appoint an independent firm of internationally recognized chartered accountants, each of the Buyer and the Sellers having the opportunity to be heard. If the initial Expert (or any of its successor(s) appointed in accordance with the procedure set out hereafter) refuses, or is unable to carry out its mission hereunder then its successor shall be appointed as set forth in this paragraph 2.

3.

Following appointment of the Expert, the Buyer and the Sellers shall each promptly (and in any event within such time frame as reasonably enables the Expert to make its decision in accordance with the period set forth in paragraph 5 below prepare and deliver to the Expert a written statement on the Disputed Items (together with the relevant documents including the draft Closing Accounts, and/or the calculation of the Purchase Price and/or Earn Out). The Buyer and the Sellers agree to promptly provide each other and where applicable, the Expert, with all information in their respective possession or control relating to the operations of the Company, including access at all reasonable times to all employées, books, records and files, and other relevant information and all co-operation and assistance, as may be reasonably required to enable the production of and the review of the draft Closing Accounts.

4.

The mission of the Expert shall be limited to the review and resolution of the Disputed Items based solely upon the elements presented by the Parties and not by independent review. The Expert shall act as pursuant to the provisions of article 1592 of the French Civil Code and its decision shall be final and binding on the Parties (absent any gross mistake) and shall not be subject to any recourse before a court or arbitration tribunal except as necessary to enforce such decision.

5.

The Expert shall make its decision after due hearings of the Buyer and the Sellers. The Expert shall be requested to give its decision within thirty (30) days of acceptance by the Expert of its appointment hereunder.

6.

The decision of the Expert shall be founded and the Expert shall provide the Buyer and the Sellers with a final version of the draft Closing Accounts, together with a calculation of the amount of the Earn Out or the Purchase Price, and shall specify in reasonable details what adjustments, if any, have been made to the draft Closing Accounts and the calculation of the Earn Out or Purchase Price in respect of the Disputed Items.

7.	The fees and expenses of the Expert shall be borne equally between the Buyer, on the one hand, and the Sellers, on the other hand.